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                                                                    Exhibit 21.1

                  SUBSIDIARIES OF PF.NET COMMUNICATIONS, INC.




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SUBSIDIARY                               OWNERSHIP                              STATE OF INCORPORATION

PF.Net Corp.                             100%                                   Delaware
PF.Net Property Corp.                    100% by PF.Net Corp.                   Delaware
PF.Net Supply Corp.                      100% by PF.Net Corp.                   Delaware
PF.Net Construction Corp.                100% by PF.Net Corp.                   Delaware
PF.Net Networks Services Corp.           100% by PF.Net Corp.                   Delaware
PF.Net Virginia Corp.                    100% by PF.Net Network Service Corp.   Virginia
PF.Net Virginia, LLC                     100% by PF.Net Network Services Corp.  Delaware
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